EXHIBIT 99.1 - FINANCIAL STATEMENTS - KRISTI AND COMPANY, INC.



                          Kristi and Co, Inc.
                     (A DEVELOPMENT STAGE COMPANY)

                         FINANCIAL STATEMENTS

                           December 31, 1999

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                     TABLE OF CONTENTS
                     -----------------


                                                 PAGE

INDEPENDENT AUDITORS' REPORT.....................F-1

BALANCE SHEET....................................F-2

STATEMENT OF OPERATIONS..........................F-3

STATEMENT OF STOCKHOLDERS' EQUITY................F-4

STATEMENT OF CASH FLOWS..........................F-5

NOTES TO FINANCIAL STATEMENTS....................F-6-7



James E. Slayton, CPA

2858  WEST MARKET STREET
SUITE C
FAIRLAWN, OHIO 44333
1-330-864-3553

INDEPENDENT AUDITORS' REPORT

Board of Directors                                       May 4, 2000
Kristi and Co, Inc. (the Company)
Las Vegas, Nevada 89102

I have audited the Balance Sheet of Kristi and Co, Inc. (A Development Stage Company), as of December 31, 1999, and the related Statements of Operations, Stockholders' Equity and Cash Flows for the period September 13, 1999 (Date of Inception) to December 31, 1999 and the year ending December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kristi and Co, Inc., (A
Development Stage Company), as of December 31, 1999, and the results of its operations and cash flows for the period September 13, 1999 (Date of Inception) to December 31, 1999, and year ending December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ James E. Slayton
----------------------------
James E. Slayton, CPA
Ohio License ID# 04-1-15582


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                           Kristi and Co, Inc.
                     (A Development Stage Company)
                            BALANCE SHEET
                                AS AT
                           December 31, 1999



BALANCE SHEET


                                                December 31, 1999
ASSETS
CURRENT ASSETS
Cash                                                  0.00
                                                  ------------
Total Current Assets                                  0.00

PROPERTY AND EQUIPMENT
Property & Equipment                                  0.00
                                                  ------------
Total Property and Equipment                          0.00

OTHER ASSETS
Other Assets                                          0.00
                                                  -----------
TOTAL ASSETS                                          0.00
                                                  ===========

     LIABILITIES & EQUITY

CURRENT LIABILITIES
  Accounts Payable                                    0.00
                                                  -----------
 Total Current Liabilities                            0.00

OTHER LIABILITIES
Other liabilities                                     0.00
                                                 -------------
Total Other Liabilities                               0.00

                                                 -------------
Total Liabilities                                     0.00

     EQUITY
Capital Stock                                         0.00
Additional Paid in Capital                            0.00
Donated Capital                                     125.00
Retained Earnings or (Deficit
accumulated during development stage)              (125.00)
                                                  -----------
Total Stockholders' Equity                            0.00

     TOTAL LIABILITIES & OWNER'S EQUITY               0.00
                                                   ==========


              See accompanying notes to financial statements

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                             Kristi and Co, Inc.
                      (A Development Stage Company)

                          STATEMENT OF OPERATIONS
                                FOR PERIOD
         September 13, 1999 (Date of Inception) to December 31, 1999
                   and the year ending December 31, 1999



STATEMENT OF OPERATIONS
                                                       September 13, 1999
                                       Year Ending     (Date of Inception)
                                       Dec. 31, 1999   to December 31, 1999

REVENUE
Services                                   0.00                   0

     COSTS AND EXPENSES
Selling, General and Administrative        0.00                0.00
Expense of Organization Costs            125.00              125.00
                                    --------------      -------------

    Total Costs and Expenses             125.00              125.00
                                    --------------      -------------

Net Ordinary Income or (Loss)           (125.00)            (125.00)
                                    ==============      =============

Weighted average
number of common
shares outstanding                         0                   0

     Net Loss
     Per Share                             0.000               0.000



                See accompanying notes to financial statements

                            Kristi and Co, Inc.
                      (A Development Stage Company)

                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                FOR PERIOD
          September 13, 1999 (Date of Inception) to December 31, 1999
                  and the year ending December 31, 1999


STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                    Deficit
                                                    Accumulated
                               Additional           During       Total
               Common Stock    paid-in    Donated   Development  Stockholder's
              Shares      Amount Capital  Capital   Stage        Equity
------------------------------------------------------------------------
September 13,
1999 Donated
Capital from
Stockholders                              125.00                 125.00

Net loss
September 13,
1999 (Inception)
to December 31,
1999                                                 (125.00)   (125.00)
                  ------------------------------------------------------
Balances as at
December 31, 1999  0  $0.00     $0.00    $125.00    ($125.00)   $  0.00

========================================================================


           See accompanying notes to financial statements

                              Kristi and Co, Inc.
                        (A Development Stage Company)

                           STATEMENT OF CASH FLOWS
                                  FOR PERIOD
       September 13, 1999 (Date of Inception) to December 31, 1999
                    and the year ending December 31, 1999


STATEMENT OF CASH FLOWS

                                                       September 13, 1999
                                                       (date of Inception)
                                                             to
                                                        December. 31, 1999
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income or (loss) from operations                    (125.00)
   Adjustments to reconcile net income
   to net cash provided
  Amortization of organization costs                          0.00

 Services in exchange for stock                               0.00
  Decrease (Increase) in current assets                       0.00
                                 ---------------------------------
  Net Cash provided by Operating Activities                (125.00)


CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of land                                            0.00
                                         -------------------------
  Net Cash used by investing activities                       0.00

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Capital Stock                                     0.00
Advances from Shareholders                                  125.00
                                         -------------------------
  Net cash provided by financing activities                 125.00

  Balance at beginning of period                              0.00
  Net increase (decrease) in cash                             0.00
  Balance as at end of period                                 0.00

                 See accompanying notes to financial statements

                              Kristi and Co, Inc.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized September 13, 1999 (Date of Inception) under the laws of the State of Nevada, Kristi and Co, Inc. The Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company.

On September 13, 1999, the company donated capital in the amount of $125.00.

No stock was issued in 1999.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Accounting policies and procedures have not been determined except as follows:

1.  The Company uses the accrual method of accounting.

2.  The cost of organization, $125.00, was expensed when incurred.

3. Basic earnings per share is computed using the weighted average number of shares of common stock outstanding.

4. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

5. The Company has adopted FASB 109 and reports tax expense and deferrals as incurred for each period an income statement is issued. There was zero income tax expense for the year ended 1999.

6. The Company's Statement of Cash Flows is reported utilizing cash (currency on hand and demand deposits) and cash equivalents (short-term, highly liquid investments). The Company did not have any cash equivalents at the balance sheet dates or during the period, September 13, 1999 (Date of Inception) to December 31, 1999.


7.  The company reports its property and equipment at historical cost   The
Company has adopted FASB 121 in the accounting for the impairment of Long-Lived Assets. The Company evaluates whether a review of impairment for recoverable costs on long-lived assets, each operating period.

                              Kristi and Co, Inc.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS



NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has not commenced its planned principal operations. Without the realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a private offering of its securities.

NOTE 4 - RELATED PARTY TRANSACTION

The Company neither owns or leases any real or personal property. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts. Kristi Hough, founder of Kristi & Co. contributed designs, patents and client lists to start the Company. Since his was a related party transaction, the assets were booked at her basis which was zero. When, the Company was sold to Nutek Inc. (See Note 6 - Subsequent Events), the Company's assets were evaluated and recorded at their fair market value of $100,000.00 as the transaction was recorded under the purchase method of recording business combinations per APB 16.

NOTE 5 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 6 - SUBSEQUENT EVENTS

The company was purchased January 6, 2000, by Nutek, Inc. The purchase was for Cash of $50,000 and 250,000 shares of the Company's stock was exchanged for 250,000 shares of Nutek stock. As part of the purchase, the Company received designs, client lists and patterns which were valued at $100,000.00

Nutek stock   250,000 @.20(approximate market value on 01/06/2000.  $ 50,000.00
              Cash to be paid within 18 months                      $ 50,000.00
                                                                    -----------
                                                                    $100,000.00

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